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                                                                      EXHIBIT 11


                               QUANEX CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)



                                                             Three Months Ended
                                                                 January 31,
                                                        -----------------------------
                                                           1995               1994
                                                        ----------         ----------
                                                                 (Unaudited)
Income before extraordinary charge..................... $    4,653         $    1,768
Extraordinary charge - early extinguishment of debt....     (2,021)               -
                                                        ----------         ----------
Net income.............................................      2,632              1,768
Preferred dividend requirements........................     (1,484)            (1,484)
                                                        ----------         ----------
Net income attributable to
  common stockholders.................................. $    1,148         $      284
                                                        ==========         ==========
Weighted average shares
  outstanding-primary..................................     13,566             13,407
                                                        ==========         ==========
Earnings per common share:
  Primary:
   Earnings before extraordinary charge................       0.23               0.02
   Extraordinary charge................................      (0.15)               -
                                                        ----------         ----------
     Earnings per common share.........................       0.08               0.02
                                                        ==========         ==========




Income before extraordinary charge..................... $    4,653         $    1,768
Extraordinary charge - early extinguishment of debt....     (2,021)               -
                                                        ----------         ----------
Net income.............................................      2,632              1,768
                                                        ==========         ==========
Weighted average shares
  outstanding-primary..................................     13,566             13,407
Effect of common stock equivalents
  arising from stock options...........................        -                   24
Preferred stock assumed converted
  to common stock......................................      2,738              2,738
                                                        ----------         ----------
Weighted average shares
  outstanding-fully diluted............................     16,304             16,169
                                                        ==========         ==========

Earnings per common share:
  Assuming full dilution:
   Earnings before extraordinary charge................       0.28               0.11
   Extraordinary charge................................      (0.12)               -
                                                        ----------         ----------
     Earnings per common share.........................       0.16               0.11
                                                        ==========         ==========